Exhibit 19.1

TRADES IN SECURITIES BY DIRECTORS, OFFICERS AND COMPANY

PERSONNEL AND TREATMENT OF CONFIDENTIAL INFORMATION

(ALSO KNOWN AS THE “INSIDER TRADING POLICY”)

ADOPTED AS OF OCTOBER 23, 2024

I.
PURPOSE

Strict laws and regulations in the United States and other countries prohibit the trading of securities based on material non-public information (also known as “insider trading”). In the United States, these laws are enforced by the Securities and Exchange Commission (the “SEC”) and by criminal prosecutors at both the federal and state levels. These laws require that publicly traded companies adopt and communicate clear policies on insider trading.

Adeia Inc. (together with its subsidiaries, “Adeia” or the “Company”) is adopting this policy (the “Policy”) to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company with respect to insider trading. The Company will also be prohibited from trading at any time based upon material non-public information in any Company Securities. We have worked hard to establish our reputation for integrity and ethical conduct, and cannot afford to have it damaged.

II.
THE CONSEQUENCES

The consequences of insider trading violations can be significant. For individuals who trade on inside information (or tip information to others):

•
A civil penalty of up to three times the profit gained or loss avoided;
•
A criminal fine (no matter how small the profit) of up to $5 million; and
•
A jail term of up to twenty years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

•
A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
•
A criminal penalty of up to $25 million.

Moreover, if a director, officer, or employee violates this Policy, Company-imposed sanctions, including removal or dismissal for cause, could result. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation, irreparably damage one’s career, and significantly hurt the reputation and future business prospects of the Company. Finally, remember that there are no limits on the size of a transaction that will trigger insider trading liability. In the past, relatively small trades have resulted in SEC investigations and lawsuits.

III.
POLICY

Coverage. This Policy shall apply to all directors, officers, employees (including full- time employees and part-time employees), temporary workers and consultants of the Company, to all persons living in their households and any other person or entity whose securities trading decisions are influenced or controlled by any of the foregoing. Persons subject to this Policy shall be responsible for ensuring that members of their households comply with this Policy. In addition, this Policy also prohibits the Company from trading based upon material non-public information in any Company Securities.

General Prohibition. There will be no trading permitted at any time based upon material non-public information in any Company securities or any securities of other companies with which the Company does business (“Restricted Companies”).

Additionally, the CFO or Chief Legal Officer may, at any time in their discretion, prohibit or restrict any or all of the Company’s directors, officers, employees, temporary workers and consultants (and members of their households) from trading in any Company securities, whether or not such persons are actually in possession of material non-public information.

Directors, Officers and Certain Designated Employees. To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees who have regular access to material nonpublic information about the Company. These policies are set forth in the Company’s Addendum to the Insider Trading Policy, attached hereto (the “Addendum”). The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits directors, officers and designated employees from trading in Company securities during blackout periods and, for directors and officers, requires pre-clearance for all transactions in Company securities.

Definitions. Terms used in this Policy are defined as set forth immediately below.

•
Trading. The definition of trading, for purposes of this Policy, shall include any purchase, sale, or hedging transaction, of any public or private security of the Company or of any of the Restricted Companies, effected through any worldwide market or exchange, including any derivatives market or exchange, enabling the purchase, sale or hedging of such securities. Trading does not include the exercise of compensatory stock options or purchases pursuant to the Company’s Employee Stock Purchase Plan (“ESPP”), but does include any sale of shares acquired upon such exercise or purchase.
•
Security. The definition of a security, for purposes of this Policy, shall include, but not be limited to, publicly and privately issued common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.
•
Material non-public information. The definition of material non-public information, for purposes of this Policy, shall be any information, favorable, non- favorable or otherwise, that a reasonable investor would consider important in making a decision to evaluate, purchase, hold or sell Company securities or the securities of Restricted Companies and which has not been publicly disclosed by the Company or Restricted Companies. Information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is nonpublic, unless it has been officially released by the Company. Depending on the facts and circumstances, information that could be considered material include, but are not limited to:
•
projections of future earnings or losses or other unpublished financial results;

•
news of a pending or proposed merger, acquisition, joint venture or tender offer;
•
news of a significant sale of assets or the disposition of a subsidiary;
•
changes in dividend policies or the declaration of a stock split or the offering of additional securities;
•
changes in, or initiation of, material litigation matters;
•
changes in control of the Company or extraordinary management developments;
•
milestone achievements or non-achievements
•
significant new products or discoveries or delays in new product introduction or development;
•
significant developments with respect to licenses, contracts or intellectual property matters;
•
significant regulatory actions concerning products or potential products;
•
impending bankruptcy or financial liquidity problems;
•
the gain or loss of a substantial customer, supplier, collaborator or partner;
•
discoveries, or grants or allowances or disallowances of patents;
•
plans to raise additional capital through stock sales or otherwise;
•
results of product trials;
•
a cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value.
•
changes in auditors or significant changes in accounting policies and practices that affect the financial results of the Company; and
•
any other information which could reasonably affect the price of any Company securities or the securities of any of the Restricted Companies.
•
Restricted Companies. Restricted Companies include all significant collaborators, customers, partners, suppliers, competitors and other companies about which the Company’s directors, officers and employees have learned material non-public information during the course of performing their duties for the Company. Persons subject to this Policy who learn material non-public information about any Restricted

Company shall keep all such information confidential until it is disclosed publicly, and may not provide “investment tips” about such company or engage in any other action to take advantage of such confidential information.

•
Tipping information to others. Persons subject to this Policy shall not disclose any material non-public information about the Company or any of the Restricted Companies to other persons. Liability in such cases can extend both to the “tippee” – the person to whom the insider disclosed inside information – and to the “tipper” – the insider himself. These penalties apply whether or not you derive any benefit from someone else’s actions.
•
Emergency transactions. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception to this Policy. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
•
Twenty-twenty hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of twenty- twenty hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

IV.
ADDITIONAL PROHIBITED TRANSACTIONS

Persons subject to this Policy shall also not engage in any of the following activities with respect to securities of the Company:

•
Purchases of Company stock on margin. This means borrowing from a brokerage firm, bank or other entity in order to purchase Company stock (other than in connection with a so-called “cashless” exercise of options under the Company’s stock plans).
•
Pledging the Company’s stock to secure margin or other loans. Pledging the Company’s stock as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s stock in a “margin” account (which would allow you to borrow against your holdings to buy securities).
•
Short sales of Company stock. This involves selling Company stock you do not currently own in the expectation that the price of the stock will fall, or as part of a hedge or arbitrage transaction.
•
Buying or selling put or call options on Company stock, or entering into other derivative contracts or hedging transactions. This includes options trading on any of the stock exchanges or futures exchanges, as well as customized derivative or hedging transactions with third parties.
•
Post Termination Transaction. The Policy, and the Addendum, continue to apply to your transactions in Company securities even after you have terminated service as an employee, officer or director of the Company. If you are in possession of material nonpublic information when your service terminates, you may not trade in Company securities until that information has become public or is no longer material.
•
Standing and Limit Orders. You may not place standing or limit orders on Company securities.
V.
CONFIDENTIAL INFORMATION AND COMMUNICATIONS WITH THE MEDIA

Unauthorized disclosure of internal information relating to the Company (including information regarding new products, the Company’s suppliers, customers or collaborators) could cause competitive harm to the Company and in some cases could result in liability for the Company.

•
Unauthorized disclosure. Company personnel should not disclose internal information about the Company with anyone outside the Company, except as required in the performance of regular duties for the Company. In this regard, Company employees are prohibited from posting internal information about the Company on a “bulletin board” on the Internet or communicating about the Company and its business in Internet-based “chat” rooms or “social networking” forums.
•
Communications with the media, securities analysts and investors. Communications on behalf of the Company with the media, securities analysts and investors must be made only by specifically designated representatives of the Company. Unless you have been expressly authorized to make such communications, if you receive any inquiry relating to the Company from the media, a securities analyst, stockholder or an investor, you should refer the inquiry to the CFO or Chief Legal Officer.
•
Rumors. Rumors concerning the business and affairs of the Company may circulate from time to time. Our general policy is not to comment upon those rumors. Individual employees should not comment on or respond to rumors and should refer any requests for comments or responses to the CFO or Chief Legal Officer.

•
Safeguarding confidential information. Care must be taken to safeguard the confidentiality of internal information. For example, take great care in discussing confidential information in places where you may be overheard by people who do not have a valid need to know such information, and do not share your computer or other account IDs and passwords with any other person.
VI.
REPORTING VIOLATIONS / COMPANY ASSISTANCE

You should refer suspected violations of this Policy to the CFO or Chief Legal Officer, or through the reporting procedures set forth in the Company’s Whistleblower Policy. In addition, if you:

•
receive material nonpublic information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or
•
receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the CFO or Chief Legal Officer. Consulting your colleagues may have the effect of exacerbating the problem, as containment of the information, until the legal implications of possessing it are determined, is critical.

Any person who has any questions about specific transactions may obtain additional guidance from the CFO or Chief Legal Officer.

Remember, however, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment. Any action on the part of the Company or any other employee pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

VII.
RULE 10B5-1 TRADING PLANS

Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability under Rule 10b5-1. A person subject to this Policy can rely on this defense and trade in Company securities, regardless of their awareness of inside information and without the restrictions of windows and blackout periods, if the transaction occurs pursuant to a pre-arranged written trading plan (a “Trading Plan”) that was entered into when the person was not in possession of material nonpublic information and that complies with the requirements of Rule 10b5-1.

Employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trading Plans are to be implemented only when the individual is not aware of any material non- public information and are required to be pre-cleared by the Chief Legal Officer or his designee prior to implementing a Trading Plan. The Chief Legal Officer is authorized to establish and update procedures as needed for obtaining pre-clearance of Trading Plans, and employees should contact the Chief Legal Officer to discuss such procedures before establishing a Trading Plan.

The SEC’s rules contain certain requirements for Trading Plans in order to benefit from the Rule 10b5-1 affirmative defense. In general, these requirements include:

•
a “cooling off” period between the establishment of a Trading Plan and the commencement of sales under the Trading Plan (the cooling off period is (1) for directors and officers (as defined in the Addendum), the greater of (x) 90 days and (y) two business days after the Form 10-Q or Form 10-K is filed for the quarter in which the plan is adopted (capped at 120 days) and (2) 30 days for other employees);

•
for directors and officers, certain written certifications, including that they are not aware of MNPI;
•
prohibitions on overlapping plans for open market purchases or sales (subject to certain exceptions);
•
prohibitions on more than one “single trade” plan during any consecutive 12-month period (subject to certain exceptions); and
•
the plan must be entered into in good faith and not as a part of a plan or scheme to evade the SEC’s antifraud rules, and the individual must also act in good faith with respect to the Trading Plan.

In addition, any amendments to plans that involve changes to the amount, price or timing of the purchases or sales under the trading plan are deemed under the SEC rules to be a termination and adoption of a new plan, which triggers a new cooling-off period. All amendments, as well as all plan terminations, must be pre-cleared by the CFO and Chief Legal Officer. Each employee seeking to amend or terminate a Trading Plan must also contact the Chief Legal Officer to discuss the procedures for obtaining such pre-clearance. Regardless of pre-clearance of a Trading Plan, it is the responsibility of the individual to ensure that any Trading Plan (and any amendment or termination) complies with all applicable laws and contractual requirements, and the individual is solely responsible for ensuring that the Trading Plan complies with the requirements of the Rule 10b5-1 affirmative defense. Individuals should also understand that terminations of plans may not be permitted, depending on the circumstances of the termination, and that any plan termination may have an impact on subsequent plans. Also please note that the above is not a complete description of the requirements needed to meet the Rule 10b5-1 affirmative defense.

VIII.
ACKNOWLEDGEMENTS

All directors, officers, employees, and consultants will be required to acknowledge their understanding of, and an agreement to comply with, this Policy.

ADEIA INC.

ADDENDUM TO INSIDER TRADING POLICY

This Addendum explains requirements and procedures, which apply to all directors and officers1 (collectively, “Section 16 Insiders”) subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), as well as certain designated employees (“Designated Employees”) of Adeia Inc. (the “Company”) who have access to material nonpublic information about the Company, and is in addition to and supplements the Insider Trading Policy (the “Policy”). Please note that this Addendum applies to all Company securities which you hold or may acquire in the future. Those subject to this Addendum include spouses, minor children, adult family members sharing the same household and any other person or entity over whom the Section 16 Insider or Designated Employee exercises influence or control over his, her or its securities trading decisions (collectively, “Related Insiders”).

1.
Officers who are subject to Section 16 include an issuer’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer’s parent(s) or subsidiaries are deemed officers of the issuer if they perform such policy-making functions for the issuer.

Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to the Company’s Chief Legal Officer.

I.
PRE-CLEARANCE PROCEDURES

Section 16 Insiders (and Related Insiders), may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s Chief Legal Officer. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction must be re-requested if the transaction order is not placed within three trading days of obtaining pre-clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

When requesting pre-clearance, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Company’s Chief Legal Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate

Form 4 or 5, if applicable. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if advisable, at the time of any sale.

Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged Rule 10b5-1 Plan adopted in accordance with the requirements of the Insider Trading Policy. Pre-clearance is also not required for purchases under the employee stock purchase plan, receipt of option grants and the exercise of options unaccompanied by a sale.

II.
BLACKOUT PERIODS

Section 16 Insiders and Designated Employees subject to this Addendum (and Related Insiders) are subject to the following blackout periods, during which they may not trade in the Company’s securities (except by means of pre-arranged Rule 10b5-1 Plans established in compliance with the Policy).

Quarterly Blackout. Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, you may not trade in the Company’s securities during the period beginning at 5:00 pm Eastern Time on the 15th day of the last month of the quarter (or if the 15th day of such month falls on a weekend or holiday, after market on the last Trading Day before the 15th) and ending one full Trading Day following the release of the Company’s earnings for that quarter. The definition of “Trading Day,” for purposes of this Policy, shall be any day that the New York Stock Exchange is open.

Interim Earnings Guidance Blackout. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event-Specific Blackout. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Chief Legal Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

NOTE: Even if a blackout period is not in effect, at no time may you trade in Company securities if you are in possession of material nonpublic information about the Company. Do not assume that the Company will notify you when it believes you are in possession of inside information. The law states that you may not trade while in the possession of inside information.

III.
REPORTING AND FORM FILING REQUIREMENTS

Under Section 16(a) of the Exchange Act, directors and officers of the Company must file forms with the U.S. Securities and Exchange Commission (the “SEC”) disclosing their direct and indirect pecuniary interest in most transactions involving the Company’s equity securities. In this context, “equity securities” of the Company include shares of the classes of equity securities created under the Company’s governing documents, such as common stock, as well as any securities (regardless of whether issued by the Company) that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as “derivative securities,” and include options, restricted share units, warrants, convertible securities and stock appreciation rights.

A.
Forms 3, 4 and 5

The Company will assist directors and officers in preparing and filing the following Section 16 reports but each individual director and officer is responsible for the timing and contents of his or her reports:

•
Form 3, Initial Beneficial Ownership Statement. A person who becomes a director or officer of the Company must file a Form 3 within 10 calendar days of becoming a director or officer, even if such person does not own any Company equity securities at the time. The Form 3 must disclose such person’s position and ownership of any Company equity securities as of immediately prior to assuming office.
•
Form 4, Changes of Beneficial Ownership Statement. As long as a person remains a director or officer, and for up to six months after a person no longer holds such a position with the Company, a Form 4 must be filed with the SEC before 10:00 p.m., Eastern, on the second business day following any transaction or gift by that person, whether directly or indirectly, in Company equity securities. There are exceptions to this requirement for a very limited class of employee benefit plan transactions.
•
Form 5, Annual Beneficial Ownership Statement. A Form 5 must be filed with the SEC by any individual who served as a director or officer of the Company during any part of the Company’s fiscal year to report:
•
all reportable transactions in Company equity securities that were specifically eligible for deferred reporting on Form 5;
•
all transactions that should have been reported during the last fiscal year but were not; and
•
with respect to an individual’s first Form 5, all transactions which should have been reported but were not for the last two fiscal years.

A Form 5 need not be filed if all transactions otherwise reportable have been previously reported. If required, Form 5 must be filed within 45 days after the end of the Company’s fiscal year, e.g., February 14 for calendar-year companies, or the first business day thereafter. Common types of transactions reportable on Form 5 include certain acquisitions of less than

$10,000 in any six-month period, which may be reported on a voluntary basis on any Form 4 filed before the Form 5 is due.

B.
Indirect Ownership by Related Insiders

The reports described above must also reflect any indirect ownership by directors and officers, including all holdings and transactions by Related Insiders. This includes changes in ownership by immediate family members living in the director’s officer’s household and any other person or entity over whom the individual exercises influence or control over his, her or its securities trading decisions. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents and siblings, including in-laws and adoptive relationships.

Any questions concerning whether a particular transaction will necessitate filing of one of these Forms, or how or when they should be completed should be asked of the Company’s Chief Legal Officer, or, if you prefer, your individual legal counsel. The Company must disclose in its annual report on Form 10-K and in its proxy statement any delinquent filings of Forms 3, 4 or 5 by directors and officers, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company’s securities.

C.
Reporting Exemptions for Certain Employee Benefit Plan Transactions

Rule 16b-3 under the Exchange Act provides exemptions for director and officer reporting of certain employee benefit plan events on Forms 4 and 5, including certain routine transactions under tax-conditioned thrift, stock purchase and excess benefit plans.

A transaction that results only in a change in the form of a person’s beneficial ownership is also exempt from reporting. An exempt “change in the form of beneficial ownership” would include, for example, a distribution of benefit plan securities to an insider participant where the securities were previously attributable to the insider. Exercises or conversions of derivative securities would not, however, be considered mere changes in beneficial ownership and would be reportable.

The vesting of most stock options, restricted stock and stock appreciation rights is also not subject to the reporting requirements, although related share-withholding transactions, if any, would give rise to Form 4 reporting obligations.

IV.
SHORT-SWING TRADING PROFITS AND SHORT SALES
A.
Short-Swing Trading Profits

In order to discourage directors and officers from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. (This is in addition to the reporting requirements described above.)

“Short-swing profits” are the profits, whether real or notional, that result from any purchase and sale (or sale and purchase) of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale (or sale and purchase) of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the director or officer must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

B.
Short-Swing Exemptions for Employee Benefit Plan Transactions

As indicated, to come within the short-swing rules, a purchase and sale (or sale and purchase) within any period of less than six months are matched to determine whether a director or officer has realized profit subject to the short-swing profit rule described above, but Rule 16b- 3 creates an exemption for, or permits the Company’s board of directors or a qualifying committee to exempt, certain transactions between (i) a director or officer and (ii) the Company or certain benefit plans sponsored by the Company.

Under this Rule certain transactions involving acquisitions of equity securities under employee benefit plans are not counted as “purchases” for purposes of the short-swing profit rule, provided that the benefit plan meets various statutory requirements.

V.
LIMITATIONS AND REQUIREMENTS ON RESALES OF THE COMPANY’S SECURITIES

The Securities Act requires that securities may be sold only pursuant to an effective registration statement or an exemption from the registration requirements. Directors and certain officers who are (or were within the prior 90 days) affiliates2 of the Company and who wish to sell Company securities may seek a “safe harbor” for their sales to establish an exemption from such registration requirements by complying with the conditions of Rule 144 applicable to affiliates. “Securities” under Rule 144 are broadly defined to include all securities, not just equity securities. The Rule 144 safe harbor is available not only to sales of common and preferred stock, but also to sales of bonds, debentures and any other form of security. Affiliates and others who seek to sell securities acquired directly from the Company or a Company affiliate in a series of transactions not involving any public offering may avail themselves of the safe harbor of Rule 144 by complying with the provisions applicable to resales of “restricted securities” (which apply, for affiliates, in addition to, and in conjunction with, the provisions of that Rule applicable to resales by affiliates).

2.
Rule 144 under the Securities Act defines “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” Generally, any director and some or all of a company’s executive officers are presumed to be affiliates.

The following summarizes relevant provisions of Rule 144, as they apply to resales by directors and officers seeking to take advantage of the safe harbor:

A.
Current public information. There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the Exchange Act during the 12 months preceding the sale, other than Form 8-K reports.
B.
Manner of sale.3 The sale of Company shares by a director or officer must be made in one of the following manners:

3.
The manner of sale requirements apply only to equity securities. Debt securities are not subject to any manner of sale requirements.
(i)
in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission;
(ii)
to a market maker at the price held out by the market maker; or
(iii)
in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self-regulatory organization.4

4.
A riskless principal transaction is a transaction in which a broker or dealer (i) after having received a customer’s order to buy a security, purchases the security as principal in the market to satisfy the order to buy or (ii) after having received a customer’s order to sell a security, sells the security as principal to the market to satisfy the order to sell.

Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144 (see item 4 below)), so it is important to speak with your broker prior to any sale.

Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.

B.
Number of shares which may be sold.

Equity Securities. The amount of equity securities that a director or officer may sell in a three-month period is limited to the greater of:

(iv)
1% of the outstanding shares of the same class of the Company; or
(v)
the average weekly reported trading volume in the four calendar weeks preceding the transactions.

Debt Securities. The amount of debt securities that a director or officer may sell in a three-month period is limited to the greater of:

(i)
the average weekly reported trading volume in the four calendar weeks preceding the sale; or
(ii)
10% of the principal amount of the tranche of debt securities (or 10% of the class of non-participatory preferred stock).